Exhibit 3.1

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pursuant to Sections 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION, a corporation organized and existing under the laws of Colorado, hereby amends and restates its Restated Articles of Incorporation and certifies that:

FIRST: The name of the Corporation is CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION.

SECOND: The Corporation’s Restated Articles of Incorporation, as previously amended, are hereby restated and further amended to read in their entirety as follows:

ARTICLE I: The name of the Corporation is CHINA INFRASTRUCTURE CONSTRUCTION CORP.

ARTICLE II: The Corporation may engage in any lawful business activity and shall have all lawful powers in connection therewith.

ARTICLE III: The Corporation’s existence shall be perpetual.

ARTICLE IV: The Corporation’s principal place of business is 6201 Bonhomme Rd. Suite 466S, Houston, TX 77036.

ARTICLE V: The address of the Corporation’s registered office in the State of Colorado is 7700 East Arapahoe Rd., Suite 220, Centennial, CO 80112-1268. The name of the Corporation’s registered agent at such address is Business Filings Incorporated.

ARTICLE VI: The by-laws previously filed with the Secretary of State are hereby rescinded and by-laws shall hereafter be adopted, amended, altered or repealed as prescribed by the Colorado Business Corporation Act (the “CBCA”).

ARTICLE VII:

(a) The number of directors of the Corporation shall be fixed in accordance with the Corporation’s by-laws.

(b) To the full extent permitted by law, no director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director. Any repeal or modification of the previous sentence shall not adversely affect any right or protection of a director with respect to any act or omission occurring prior to such repeal or modification. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director, nor will anything herein be construed to deprive any director of any right that he may have for contribution from any other director or another person.

(c) The Corporation shall indemnify, to the full extent permitted by law, any person who is or was a director or officer of the Corporation, and may indemnify any other person, against any claim, liability or expense arising against or incurred by such person made a party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the Corporation’s request. The Corporation shall, before the final disposition of a proceeding, pay for or reimburse the reasonable expenses incurred by an individual who is a party to a proceeding because that person is a director of the Corporation to the full extent permitted by, but only in accordance with, the CBCA.

ARTICLE VIII: The capital stock of the Corporation is twenty billion ten million (20,010,000,000) shares, of which twenty billion (20,000,000,000) shares shall be common stock, without par value (“Common Stock”), and ten million (10,000,000) shall be shares of preferred stock. The preferred stock may be issued in series and the board of directors may determine, in whole or in part, the preferences, limitations, and relative rights, within the limits set forth in the CBCA, of any such series.

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(a) Series A Convertible Preferred Stock. The preferences, limitations, and relative rights of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) are as follows:

(1) Amount and Par Value.

The Series A Preferred Stock shall comprise two million five hundred thousand (2,500,000) shares of preferred stock, which shall be without par value.

(2) Rank.

The Series A Preferred Stock shall be senior to the Common Stock and subordinate to all other series of preferred stock.

(3) Dividends and Distributions.

In the event that a record date is fixed for the determination of holders of the Common Stock entitled to receive a dividend or other distribution (whether payable in cash, securities, or other property), each share of Series A Preferred Stock shall be entitled to receive, on the date on which such dividend or other distribution is paid or made to the holders of Common Stock, a dividend or distribution equal to the dividend or distribution that would be paid and in the same kind of property (whether cash, securities or other property) on the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such record date. Shares of Series A Preferred Stock shall not be entitled to any dividends or distributions otherwise than as set forth in this Section (a)(3), or in the event of liquidation, as set forth in Section (4) of this Article VIII.

(4) Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, and before any payment is made in respect of the shares of Common Stock, an amount equal to the greater of: (i) the Market price of the Series A Preferred Stock on the date of the liquidation, or (ii) ten cents ($0.10) per share of Series A Preferred Stock plus accrued but unpaid dividends (the “Series A Preference Price”). “Market Price,” as of any date, means (A) the average of the closing prices for the Common Stock as reported by the alternative trading system known as “OTC Link” for the ten (10) consecutive trading days immediately preceding such date, whether or not the Common Stock trades on any or all of such days, or (B) if OTC Link is not the principal trading system for the Common Stock, the average of the closing prices as reported by the principal trading market or system on which the Common Stock is quoted during the same period or (C) if Market Price cannot be determined as of such date as provided in clause (A) or (B) of this sentence, the fair market value of a share of Common Stock as determined in good faith by the board of directors, which determination shall be final and binding. Shares of Series A Preferred Stock shall not be entitled to any distribution in connection with a Liquidation Event otherwise than as set forth in this Section (4).

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(5) Redemption.

(i) Redemption at the Option of the Corporation. The Series A Preferred Stock is subject to redemption, as a whole or in part, at any time or from time to time, as determined by the board of directors in its discretion. Upon redemption, each share of Series A Preferred Stock shall receive as the full redemption payment the number of shares of Common Stock into which it is then convertible. The board of directors shall select the shares of Series A Preferred to be redeemed in its sole and unfettered discretion and need not do so on a pro-rata basis. In connection with a redemption, the board shall adopt a resolution authorizing the redemption and stating the date of the redemption, the number of shares of Series A Preferred Stock to be redeemed and the names of the holders thereof, and the Corporation shall comply with the provisions of the CBCA relating to redemptions. On the date of the redemption, the holders of the redeemed shares of Series A Preferred Stock shall, without any action on their part, become holders of the shares of Common Stock that they are entitled to receive by virtue of the redemption and shall have no rights as the holders of Series A Preferred Stock that were redeemed. The shares of Common Stock issued upon redemption shall be issued in uncertificated form and may be certificated or sold, pledged or otherwise disposed of only upon the surrender of certificates representing the shares of Series A Preferred Stock that were redeemed; provided that, if a holder of shares of Series A Preferred Stock shall, as an incident of such surrender, deliver to the Corporation a certificate representing more than the number of shares of Series A Preferred that were redeemed, he shall be issued a certificate representing the number of shares that were not redeemed. Holders of Series A Preferred Stock shall be given notice of any redemption at their addresses as they appear on the books of the Corporation.

(ii) Redemption at the Option of the Holder. Shares of Series A Preferred Stock shall not be redeemable at the option of any holder or holders thereof.

(6) Voting.

Each share of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock into which it is convertible. Except where the CBCA provides otherwise, the holders of shares of Series A Preferred Stock shall vote as a group with the holders of Common Stock.

(7) Conversion.

The holders of Series A Preferred Stock shall have the following conversion rights (“Conversion Rights”):

(i) Right to Convert. Each share of Series A Preferred Stock should be convertible, at the option of the holder thereof, into that number of shares of Common Stock of the Corporation which is equal to the quotient obtained by dividing (A) the Series A Preference Price that would be in effect for each share of Series A Preferred Stock if the Corporation were liquidated on the Conversion Date by (B) the Series A Conversion Price, as adjusted in accordance with the provisions of this Section (a)(7). “Series A Conversion Price” shall mean the greater of (i) ten cents ($0.10) per share or (ii) seventy-five percent (75%) of the Market Price of the Common Stock on the Conversion Date.

(ii) Mechanics of Conversion. Each holder of outstanding shares of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice stating that such holder elects to convert the same and the number of shares of Series A Preferred Stock being converted (the “Conversion Notice”). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares of Series A Preferred Stock that were converted. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted together with the Conversion Notice (the “Conversion Date”) and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

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(iii) Adjustment for Stock Splits and Combinations. If the Corporation effects a division of the outstanding shares of Common Stock, the Series A Conversion Price shall be proportionately decreased and, conversely, if the Corporation at any time or combines the outstanding shares of Common Stock, the Series A Conversion Price shall be proportionately increased. Any adjustment under this Section (iii) shall be effective on the close of business on the date such division or combination becomes effective.

(iv) Adjustment for Certain Dividends and Distributions. If the Corporation pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, other than to the holders of Series A Preferred Stock in connection with the full or partial redemption thereof, or rights or options for the purchase of, or securities convertible into, Common Stock, in each such event, the Series A Conversion Price shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (2) the denominator of which shall be (a) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (b) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and, thereafter, the Series A Conversion Price shall be decreased pursuant to this Section (iv) as of the date or dates of actual payment of such dividend or distribution.

(v) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation other than (i) shares of Common Stock or (ii) rights or options for the purchase of, or securities convertible into, Common Stock, in each such event, provision shall be made so that the holders of outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their respective shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual Conversion Date of their shares, retained such securities, subject to all other adjustments called for during such period under Section (a) of this Article VIII with respect to the rights of the holders of the shares of Series A Preferred Stock.

(vi) Adjustment for Reclassification, Exchange and Substitution. If the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in Section (a)) of this Article VIII, then in any such event each holder of outstanding shares of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Section (a) of this Article VIII.

(vii) Reorganizations, Mergers, Consolidations and Sales of Assets. If there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Section (a) of this Article VIII, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that: (A) the holders of shares of Series A Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series A Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale; and (B) the provisions of Section (a) of this Article VIII (including adjustment of the Series A Conversion Price and the number of shares into which the shares of Series A Preferred Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Prices and number of shares as may be practicable. In any such case, appropriate adjustment shall be made in accordance with the provisions of Section (a) of this Article VIII with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock after the capital reorganization, merger, consolidation or sale.

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(viii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon such conversion shall be rounded up to the next whole number.

(ix) No Reservation of Common Stock Issuable Upon Conversion. The Corporation shall not be required to reserve shares of Common Stock for issuance upon conversion of shares of Series A Preferred Stock.

(x) Taxes. Each holder of Series A Preferred Stock shall pay any and all taxes, including, without limitation, issue, transfer and income taxes, and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of his shares of Series A Preferred Stock.

(xi) No Reissuance. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued as Series A Preferred Stock, and all such shares shall be canceled, retired and returned to the status of undesignated and unissued shares of preferred stock.

(b) Series B Convertible Preferred Stock. There is hereby designated and established a series of preferred stock entitled Series B Convertible Preferred Stock (the “Series B Preferred Stock”), preferences, limitations, and relative rights of the Series B Convertible Preferred Stock which was heretofore designated and established by the board of directors, are as follows:

(1) Amount and Par Value.

The Series B Preferred Stock shall comprise one thousand (1,000 shares) of preferred stock, which shall be without par value.

(2) Rank.

The Series B Preferred Stock shall be senior to the Common Stock and the Series A Preferred Stock and shall have such preferences, limitations, and relative rights with respect to a series of preferred stock that may hereafter be designated as the board of directors may determine, provided that the voting rights of the Series B Preferred Stock set forth in Section (b)(6) of this Article VIII shall not be diminished without the unanimous consent of all of the holders of the Series B Preferred Stock.

(3) Dividends and Distributions.

The Series B Preferred Stock shall not be entitled to receive any dividend or distribution whatsoever.

(4) Liquidation.

If a Liquidation Event shall occur, the shares of Series B Preferred Stock shall not be entitled to receive any distribution of cash or other property whatsoever.

(5) Redemption.

The Series B Preferred Stock shall not be redeemable at the option of the holder or the Corporation.

(6) Voting.

The holders of the Series B Preferred Stock shall vote as a group with the holders of all other classes and series of the Corporation’s capital stock and shall have sixty percent (60%) of the voting power of the Corporation on all matters presented to shareholders for their consideration and action, except that the holders of the Series B Preferred Stock shall vote as a separate voting group on all matters affecting their rights as such or as otherwise specified in the CBCA.

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(7) Conversion.

The holders of Series B Preferred Stock shall have no conversion rights.

(8) Certain Actions. No merger, consolidation, sale of all or substantially all of the Corporation’s assets or amendment or restatement of the Articles of Incorporation shall be authorized without the favorable vote of the holders of the Series B Preferred Stock voting as a separate voting group, except in the case of the merger of a subsidiary with and into the Corporation in which the Corporation is the surviving entity. No series of preferred stock having voting rights equal or superior to the voting rights of the Series B Preferred Stock shall be designated without the unanimous vote of all of the holders thereof.

(c) Common Stock. Each outstanding share of Common stock shall be entitled to one vote on each matter submitted to a vote of shareholders and, subject to the rights and privileges of the holders of series of preferred stock, to such other rights and privileges as are prescribed by the CBCA.

ARTICLE IX: All actions taken and instruments signed in the name and on behalf of the Corporation under the corporate name “China Infrastructure Construction Corp.” from December 4, 2019, to the date of the filing of these Amended and Restated Articles of Incorporation shall have the same effect with respect to the Corporation as if they had been taken or signed in the name and on behalf of the Corporation under its correct corporate name.

ARTICLE X: In the event that any provision of Article VIII of these Amended and Restated Articles of Incorporation shall be found by a court to be invalid or unenforceable, said Article VIII shall be rescinded in its entirety and shall be replaced by the provisions of Article Eighth of the Amended and Restated Articles of Incorporation filed with the Secretary of State of Colorado on December 4, 2019.

THIRD: This instrument (i) correctly sets forth the provisions of the Articles of Incorporation of the Corporation, as amended and restated; and (ii) the Articles of Incorporation of the Corporation, as amended and restated, (A) were proposed, approved, and recommended for shareholder approval by the board of directors of the Corporation pursuant to resolutions duly adopted by the unanimous consent of the directors on March 31, 2022, (B) were adopted by the consent of each voting group entitled to vote on the adoption thereof on March 31, 2022, such that shareholders in each such voting group holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consented to such action in writing and (C) subject to Article X of the Amended and Restated Articles of Incorporation, as amended and restated, supersede all Articles of Incorporation of the Corporation, any amendments thereto and restatements thereof, heretofore filed with the Secretary of State of the State of Colorado.

IN WITNESS WHEREOF, China Infrastructure Construction Corporation has caused these Amended and Restated Articles of Incorporation to be signed on its behalf by its chief executive officer, thereunto duly authorized, this eighteenth day of July 2022.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION

By: /s/ Dante Picazo

Dante Picazo

Chief Executive Officer

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